Exhibit 23.1

CONSENT OF ARTHUR ANDERSEN & CO

As independent public accountants, we hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 15, 2001 included in PacificNet.com, Inc.'s Form 10-KSB for the year ended December 31, 2000 and to all references to our Firm included in this Registration Statement on Form S-8.

Arthur Andersen & Co

Hong Kong
May 29, 2001